Exhibit 99.1

NEWS RELEASE	21062 Bake Parkway Lake Forest, CA 92630 888-822-2660
CONTACT: Norris Battin The Cooper Companies, Inc. ir@coopercompanies.com	Fax: 949-597-0662

FOR IMMEDIATE RELEASE

COOPER COMPANIES’ WOMEN’S HEALTHCARE UNIT ENTERS

GYNECOLOGIC SURGERY MARKET VIA TWO ACQUISITIONS

LAKE FOREST, Calif., November 21, 2005 – The Cooper Companies, Inc. announced today that CooperSurgical (CSI), its women’s healthcare unit, has acquired NeoSurg Technologies, Inc., a manufacturer of reusable and disposable trocar access systems used in laparoscopic surgery and Inlet Medical, Incorporated, a manufacturer of trocar closure systems and pelvic floor reconstruction procedure kits. The two companies were privately held.

Together the businesses are expected to add about $10 million in revenue in fiscal 2006 and about $50 million by 2010. Terms of the transactions were not announced. Cooper plans to develop a surgical sales force beginning in 2006 and primarily because of these expenses, expects that the acquisitions together will dilute earnings per share by about 20 cents in fiscal 2006 and by about 15 cents in fiscal 2007 and add about 2 cents to earnings per share in fiscal 2008.

Commenting on the acquisition, Cooper’s chief executive officer A. Thomas Bender said, “Since its inception in 1990, CooperSurgical has become a successful competitor against the larger and more diversified medical device manufacturers that compete in the physician’s office segment of women’s health care. Now we’re capitalizing on this success by entering the rapidly developing gynecologic surgery market with these building block acquisitions.”

Over the next three years, CSI plans to merge the acquired companies into a gynecologic surgical business unit and add additional gynecological surgical products. Important target markets for the new unit are laparoscopic surgical procedures performed by gynecologists such as mid-urethral sling procedures to treat stress urinary incontinence, pelvic floor reconstruction to repair uterine prolapse, relief of pain associated with retroverted uterus and post hysterectomy vaginal vault support. Additional target markets include global endometrial ablation to treat dysfunctional uterine bleeding and female sterilization. The market in the United States for surgical devices used by gynecologists to perform surgery is estimated at more than $1 billion.

NeoSurg Technologies, Inc.

NeoSurg (www.neosurg.com) has developed a patented combination reusable and disposable trocar access system used in the $285 million laparoscopic surgery market. The small disposable tips used in the NeoSurg system can cut hospital cost up to 60% compared to existing systems. The rapidly developing outpatient market for gynecologic surgical procedures is a particularly appropriate setting for the NeoSurg system. NeoSurg has a strong patent portfolio with 15 allowed patents and 10 pending patents.

Inlet Medical, Incorporated

Inlet (www.inletmedical.com) offers cost effective trocar closure systems that complement the NeoSurg access products and supplies procedure kits for the treatment of pelvic support problems.

Forward-Looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These include certain statements about the integration of the Ocular Sciences businesses, our capital resources, performance and results of operations. In addition, all statements regarding anticipated growth in our or the combined company’s revenue, anticipated market conditions, planned product launches and results of operations are forward-looking. To identify these statements look for words like “believes,” “expects,” “may,” “will,” “should,” “could,” “seeks,” “intends,” “plans,” “estimates” or “anticipates” and similar words or phrases. Discussions of strategy, plans or intentions often contain forward-looking statements. Forward-looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise and are subject to risks and uncertainties. These include the risk that the Cooper and Ocular businesses will not be integrated successfully; the risks that CVI’s new products will be delayed or not occur at all, risks related to implementation of information technology systems covering the combined Cooper and Ocular businesses and any delays in such implementation or other events which could result in management having to report a significant deficiency or material weakness in the effectiveness of the Company’s internal control over financial reporting in its 2005 annual report on Form 10-K; the risk that the combined company may not continue to realize anticipated benefits from its cost-cutting measures; risk inherent in accounting assumptions made in the acquisition, the ultimate validity and enforceability of the companies’ patent applications and patents and the possible infringement of the intellectual property of others.

Events, among others, that could cause our actual results and future actions of the Company to differ materially from those described in forward-looking statements include major changes in business conditions, a major disruption in the operations of our manufacturing or distribution facilities, new competitors or technologies, significant delays in new product introductions, the impact of an undetected virus on our computer systems, acquisition integration delays or costs, increases in interest rates, foreign currency exchange exposure, investments in research and development and other start-up projects, dilution to earnings per share from acquisitions or issuing stock, worldwide regulatory issues, including product recalls and the effect of healthcare reform legislation, cost of complying with corporate governance requirements, changes in tax laws or their interpretation, changes in geographic profit mix effecting tax rates, significant environmental cleanup costs above those already accrued, litigation costs including any related settlements or judgments, the adverse effects on patients, practitioners and product distribution of natural disasters, cost of business divestitures, the requirement to provide for a significant liability or to write off a significant asset, including impaired goodwill, changes in accounting principles or estimates, including the impact of the change in GAAP to require expensing stock options, and other events described in our Securities and Exchange Commission filings, including the “Business” section in Cooper’s Annual Report on Form 10-K for the fiscal year ended October 31, 2004. We caution investors that forward-looking statements reflect our analysis only on their stated date. We disclaim any intent to update them except as required by law.

Corporate Information

The Cooper Companies, Inc. manufactures and markets specialty healthcare products through its CooperVision and CooperSurgical units. Corporate offices are in Lake Forest and Pleasanton, Calif. The World Wide Web address is www.coopercos.com. A toll free interactive telephone system at 1-800-334-1986 provides stock quotes, recent press releases and financial data.

CooperSurgical manufactures and markets diagnostic products, surgical instruments and accessories to the women’s healthcare market. With headquarters and manufacturing facilities in Trumbull, Conn., it also manufactures in Pasadena, Calif., North Normandy, Ill., Fort Atkinson, Wis., Montreal and Berlin. Its Web address is www.coopersurgical.com.

CooperVision manufactures and markets contact lenses and ophthalmic surgery products. Headquartered in Lake Forest, Calif., it manufactures in Albuquerque, N.M., Juana Diaz, Puerto Rico, Norfolk, Va., Rochester, N.Y., Adelaide, Australia, Hamble and Hampshire England, Ligny-en-Barrios, France, Madrid, Spain and Toronto. Its Web address is www.coopervision.com.

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